June 5, 2014 08:30 ET

Air Industries Group (the "Company" or "Air Industries") announces the acquisition of Eur-Pac Corporation of Waterbury, Connecticut

BAY SHORE, NY -- (Marketwired – June 5, 2014) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (“Air Industries” or “the Company”), announced today the closing of the acquisition of all of the outstanding stock of Eur-Pac Corporation of Waterbury CT. Eur-Pac, specializes in military packaging and supplies. Eur-Pac’s primary business is “kitting” of supplies for all branches of the United States Defense Department including ordnance parts, hose assemblies, hydraulic, mechanical and electrical assemblies. Eur-Pac’s MIL-I-45208 ISO 9002 inspection system has been audited and approved by the Department of Defense and several commercial entities.

Eur-Pac, the first acquisition outside of Long Island, will be operated as a separate and independent platform company of Air Industries. The two principals of Eur-Pac, who are the sons of the founder and have worked at the firm for decades, will remain with and continue to manage the Company for two years following the closing. Air Industries has also transferred a young executive from its Welding Metallurgy subsidiary to Eur-Pac.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries commented: “We are very excited about the closing of the Eur-Pac acquisition. Eur-Pac, founded in 1947 in Brooklyn, has a long tradition of supplying assemblies and kits to the Defense Department. While Eur-Pac will operate as a separate subsidiary, its products are similar to many of our other subsidiaries. We view Eur-Pac as a platform and hope to grow the business.

“We have previously announced three possible acquisition opportunities. We have now closed on two of these, Woodbine Products on April 1st, and now Eur-Pac. We continue to make good progress on closing the third acquisition and are actively examining new candidates.

“We have also reached an agreement to renew our lease of our 80,000 square foot Welding Metallurgy manufacturing facility in Hauppauge, New York for a ten year period beginning January 1, 2016. However, this agreement is conditioned on our obtaining appropriate real estate tax abatements from the Suffolk County Industrial Development Agency.  While our preference and intention is to remain in New York it is important that we can reach an agreement with the County.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2014, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com